AUDITORS' REPORT

To the Shareholders of

DataMirror Corporation

We have audited the consolidated balance sheets of DataMirror Corporation as at January 31, 2005 and 2004 and the consolidated statements of income (loss), shareholders' equity and cash flows for each of the years in the three-year period ended January 31, 2005.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  We were not engaged to perform an audit of the Company’s internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at January 31, 2005 and 2004 and the results of its operations and its cash flows for each of the years in the three-year period ended January 31, 2005 in accordance with Canadian generally accepted accounting principles.

As described in note 2 to the consolidated financial statements, the Company changed its accounting policy for stock-based compensation effective February 1, 2004.

          “Ernst & Young LLP”

Toronto, Canada,

March 4, 2005. Except note 21,

  which is as of March 22, 2005

Chartered Accountants

DataMirror Corporation

CONSOLIDATED BALANCE SHEETS

[in thousands of Canadian dollars]

As at January 31

2005 2004
$ $
[restated
- note 2]
ASSETS
Current
Cash and cash equivalents [note 3] 9,517 9,286
Short-term investments [note 4] 47,919 32,720
Accounts receivable 9,972 11,797
Prepaid expenses 1,644 1,803
Future tax assets [note 14] 3,004 2,540
Total current assets 72,056 58,146
Capital assets, net [note 5] 3,410 3,845
Investment tax credits recoverable [note 13] — 1,019
Investment [note 6] — 12,185
Intangibles, net [note 7] 2,902 5,853
Goodwill [note 8] 5,175 5,175
83,543 86,223

LIABILITIES AND SHAREHOLDERS' EQUITY
Current
Accounts payable and accrued liabilities 3,700 5,544
Deferred revenue 22,083 18,839
Capital lease obligations [note 10] — 32
Income taxes payable 929 1,785
Total current liabilities 26,712 26,200
Future tax liabilities [note 14] 103 1,076
Total liabilities 26,815 27,276
Commitments and contingencies [notes 13, 15, 16 and 18]

Shareholders' equity
Share capital [note 11] 60,318 64,625
Deficit (4,300) (5,978)
Contributed surplus 1,208 798
Cumulative translation adjustment (498) (498)
Total shareholders' equity 56,728 58,947
83,543 86,223

See accompanying notes

On behalf of the Board:

Nigel Stokes

Donald Lenz

Director

Director

DataMirror Corporation

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

[in thousands of Canadian dollars, except per share data]

Years ended January 31

2005 2004 2003
$ $ $
[restated [restated
- note 2] - note 2]
REVENUE
Licence 22,520 29,087 33,223
Maintenance 26,213 25,354 23,210
Services 4,534 5,551 6,057
53,267 59,992 62,490

Cost of revenue
Licence 249 234 239
Maintenance and services 11,862 11,389 12,605
12,111 11,623 12,844
Gross margin 41,156 48,369 49,646

OPERATING EXPENSES
Selling and marketing 19,653 20,524 21,289
Research and development [note 13] 10,528 9,753 10,459
General and administration 8,803 7,946 8,812
Stock-based compensation [notes 2 and 12] 410 512 286
Amortization of intangibles 2,951 3,098 2,740
42,345 41,833 43,586
Operating income (loss) (1,189) 6,536 6,060
Investment income, net [note 10] 1,008 1,146 611
Gain on sale of investment [note 6] 7,611 — —
Other income [note 18] — 279 —
Losses from investment in PointBase, Inc. [note 18]
Impairment of equity investment — — (4,595)
Equity loss — — (2,081)
Income (loss) before income taxes 7,430 7,961 (5)
Provision for (recovery of) income taxes [note 14]
Current 3,078 3,758 2,762
Future (1,437) (970) (328)
1,641 2,788 2,434
Net income (loss) for the year 5,789 5,173 (2,439)

Earnings (loss) per share
Basic $0.53 $0.46 $(0.21)
Diluted $0.52 $0.44 $(0.21)

Weighted average number of shares
outstanding [000's] [note 11[c]]
Basic 11,026 11,364 11,411
Diluted 11,192 11,640 11,411

See accompanying notes

DataMirror Corporation

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

[in thousands of Canadian dollars]

Years ended January 31

Retained Cumulative Total
Common shares earnings translation Contributed shareholders
Shares Amount (deficit) adjustment surplus equity
# $ $ $ $ $
[000's]

Balance, January 31, 2002 11,472 64,740 (5,883) (498) — 58,359
Net loss for the year, [restated -note2] — — (2,439) — — (2,439)
Exercise of stock options [note 12] 153 821 — — — 821
Stock-based compensation expense included in net loss [note 2] — — — — 286 286
Repurchase of common shares [note 11[b]] (164) (924) (633) — — (1,557)
Balance, January 31, 2003, [restated – note 2] 11,461 64,637 (8,955) (498) 286 55,470
Net income for the year, [restated -note 2] — — 5,173 — — 5,173
Exercise of stock options [note 12] 221 1,779 — — 1,779
Stock-based compensation expense included in net income [note 2] — — — — 512 512
Repurchase of common shares [note 11[b]] (317) (1,791) (2,196) — — (3,987)
Balance, January 31, 2004, [restated – note 2] 11,365 64,625 (5,978) (498) 798 58,947
Net income for the year — — 5,789 — — 5,789
Exercise of stock options [note 12] 89 805 — — — 805
Stock-based compensation expense included in net income [note 2] — — — — 410 410
Repurchase of common shares [note 11[b]] (898) (5,112) (4,111) — — (9,223)
Balance, January 31, 2005 10,556 60,318 (4,300) (498) 1,208 56,728

See accompanying notes

DataMirror Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS

[in thousands of Canadian dollars]

Years ended January 31

2005 2004 2003
$ $ $
[restated [restated
- note 2] - note 2]
OPERATING ACTIVITIES
Net income (loss) for the year 5,789 5,173 (2,439)
Add (deduct) items not affecting cash
Amortization of capital assets 1,310 1,410 1,630
Amortization of intangibles 2,951 3,098 2,740
Stock-based compensation [note 2] 410 512 286
Future income taxes (1,437) (970) (328)
Gain on sale of investment [note 6] (7,611) — —
Other income [note 18] — (279) —
Impairment of investment in PointBase, Inc. — — 4,595
Equity loss from investment in PointBase, Inc. — — 2,081
Non-cash interest expense — — 63
Non-cash foreign exchange loss — — 59
Non-cash operating expense — 32 186
Investment tax credits recoverable 1,019 645 776
2,431 9,621 9,649
Net change in non-cash working capital balances
related to operations 2,528 542 6,259
Cash provided by operating activities 4,959 10,163 15,908

INVESTING ACTIVITIES
Additions to capital assets (875) (1,190) (1,859)
Purchase of short-term investments (50,125) (32,720) (25,802)
Maturity of short-term investments 34,926 25,802 27,422
Investment in Idion Technology Holdings Limited (98) (2,417) (8,949)
Proceeds from sale of investment [note 6] 19,894 — —
Acquisition of intangibles — (30) (332)
Acquisition of business, net of cash [note 18] — (1,328) —
Other income [note 18] — 279 —
Cash provided by (used in) investing activities 3,722 (11,604) (9,520)

FINANCING ACTIVITIES
Repayment of long-term debt — — (1,586)
Payments of capital lease obligations (32) (90) (114)
Exercise of stock options 805 1,779 821
Repurchase of share capital (9,223) (3,987) (1,557)
Cash used in financing activities (8,450) (2,298) (2,436)

Net increase (decrease) in cash and equivalents
during the year 231 (3,739) 3,952
Cash and cash equivalents, beginning of year 9,286 13,025 9,073
Cash and cash equivalents, end of year 9,517 9,286 13,025

Supplemental cash flow information
Interest paid 70 16 119
Income taxes paid 2,840 1,354 238

See accompanying notes

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Generally accepted accounting principles

The consolidated financial statements of DataMirror Corporation [the "Company"] have been prepared in accordance with Canadian generally accepted accounting principles ["Canadian GAAP"], which are in all material respects in accordance with accounting principles generally accepted in the United States ["U.S. GAAP"], except as disclosed in note 20.  The Company is incorporated under the laws of Ontario.

Basis of consolidation

The consolidated financial statements include the accounts of the Company together with its wholly-owned subsidiary companies.  All significant inter-company transactions and balances have been eliminated upon consolidation.  The purchase method is used to account for acquisitions and the results of operations of subsidiaries are included from the dates of their respective acquisitions.

Use of estimates

The preparation of these consolidated financial statements in conformity with Canadian GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of these consolidated financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual amounts may vary from the current estimates.

Cash and cash equivalents

Cash and cash equivalents include highly liquid investments having maturity dates of up to three months when purchased and are valued at cost, which approximates their fair value.

Short-term investments

Short-term investments include highly liquid investments with maturity dates of over three months and less than one year when purchased and are valued at the lower of cost and market, which approximates their fair value.

Capital assets

Capital assets are recorded at cost less accumulated amortization and related investment tax credits.  Amortization is provided over the estimated useful life of the related asset.  Computer equipment and software are amortized on a declining balance basis at rates varying from 30% to 50%.  Furniture and equipment are amortized on a declining balance basis at 20%.  Leasehold improvements are amortized on a straight-line basis over the term of the related lease.

Leases

Leases are classified as either capital or operating.  Those leases which transfer substantially all the benefits and risks of ownership of property to the Company are accounted for as capital leases.  The capitalized lease obligation reflects the present value of future lease payments, discounted at the appropriate interest rate, and is reduced by rental payments net of imputed interest.  Assets under capital leases are amortized based on the useful life of the asset.  All other leases are accounted for as operating with rental payments being expensed as incurred.

Investment

The Company's investment in Idion Technology Holdings Limited ["Idion"] was recorded at cost as the Company did not have significant influence over the affairs of Idion and was not able to obtain adequate financial information from Idion to enable the Company to account for its investment using the equity method.

A decline in the value of an investment which is considered to be other than a temporary impairment in value is charged against income in the period that such determination is made.

Intangibles

Intangibles are comprised of acquired technology, customer lists and trademarks which are recorded at cost.  Amortization is provided for on a straight-line basis over 12 to 64 months.

Impairment of long-lived assets

The Company reviews long-lived assets such as capital assets and intangible assets whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.  When indicators of impairment of the carrying value of the assets exist, and the carrying value is greater than the net recoverable value, an impairment loss is recognized to the extent that the fair value is below the carrying value.

Goodwill

Goodwill arises on business acquisitions and comprises the excess of amounts paid over the fair value of net identifiable assets acquired.

Goodwill is not amortized and is tested annually for impairment in value.  The Company perfoms annual impairment testing as of November 1.  In addition to the annual impairment test, the Company will perform an impairment test if an event occurs or circumstances change that would reduce the fair value of goodwill below its carrying amount.

To accomplish impairment testing, the Company compares the fair values of the reporting units to their carrying amounts.  If the carrying values of the reporting units exceed their fair value, the Company would perform the second step of the impairment test.  In the second step, the Company compares the implied fair values of the reporting units' goodwill to their carrying amounts, and any excess is recognized as an impairment charge.

Earnings (loss) per share

Basic earnings (loss) per share are calculated on net income (loss) for the year using the weighted average number of shares outstanding.  Diluted earnings per share reflect the dilution that would occur if outstanding stock options were exercised into common shares using the treasury stock method.  The computation of diluted earnings per share does not include stock options with dilutive potential that would have an anti-dilutive effect on earnings per share.

Stock-based compensation plans

The Company has two stock-based compensation plans, which are described in note 12.

The Company uses the fair value based method to account for all stock-based awards to employees and non-employees granted after February 1, 2002.  The estimated fair value of options granted is determined using the Black-Scholes option pricing model and is recorded as a charge to income over the vesting period of the options with a corresponding credit recorded as contributed surplus.

Research and development costs

Research costs are expensed as incurred.  Development costs are expensed as incurred unless a project meets the criteria under Canadian GAAP for deferral and amortization.  The Company has not deferred any such development costs to date.  Research and development costs are reduced by related investment tax credits.

Government assistance

Government assistance, consisting of investment and other tax credits, is recorded using the cost reduction method.  Such government assistance is recorded when the qualifying expenditure is made and where there is reasonable assurance that investment and other tax credits will be realized.

Foreign currency translation

The Company's subsidiaries are considered to be integrated operations.  Accordingly, the temporal method is used to translate the foreign operations of the subsidiary companies.  The temporal method is also used to translate foreign currency denominated transactions and balances.  Under this method, monetary assets and liabilities denominated in foreign currencies are translated at exchange rates prevailing at the consolidated balance sheet dates.  Non-monetary assets and liabilities are translated at historical exchange rates.  Revenue and expenses, excluding amortization, are translated at average rates prevailing during the year.  Amortization is translated at weighted average historical rates.  The resulting net gain or loss on translation is included in the consolidated statements of income (loss) in the year incurred.

The Company enters into foreign exchange forward contracts to minimize its exposure to fluctuations in foreign currency exchange rates.  These derivative contracts do not qualify for hedge accounting and therefore the contracts are recorded at fair value at each consolidated balance sheet date with the corresponding gains and/or losses recorded in the consolidated statements of income (loss).

Revenue recognition and deferred revenue

The Company's revenues are generated from the sale of software licences, software maintenance and support fees and services.

Revenue is recognized in accordance with Statement of Position ["SOP"] 97-2, "Software Revenue Recognition" issued by the American Institute of Certified Public Accountants ["AICPA"] in October 1997 and amended by SOP 98-4 issued in March 1998.  Software licence revenue is recognized when persuasive evidence of an arrangement exists, the related products are shipped, there are no significant uncertainties surrounding product acceptance, the fees are fixed and determinable and collection is considered probable.  Revenue from software maintenance and support agreements is recognized on a straight-line basis over the term of the related agreements.  Revenue from services is comprised of consulting, training and installation fees and is recognized at the time the services are performed.

Deferred revenue is comprised of software maintenance and support fees and consulting revenue for which services have yet to be provided.

Income taxes

The Company accounts for income taxes using the liability method of tax allocation.  Under the liability method of tax allocation, future tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities and are measured using the substantively enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.  The Company provides a valuation allowance on future tax assets when it is not more likely than not that such assets will be realized.

2. NEW ACCOUNTING PRONOUNCEMENTS

Stock-based compensation and other stock-based payments

In November 2003, the CICA made changes to Section 3870, "Stock-Based Compensation and Other Stock-Based Payments", requiring equity instruments awarded to employees be measured and expensed using the fair value method.  The main impact for the Company is to record compensation expense relating to the award of stock options to employees that the Company had previously chosen to disclose.

The Company has adopted these changes effective February 1, 2004 on a retroactive basis with restatement of prior periods.  This change resulted in a decrease to net income of $512,000 for the year ended January 31, 2004 and $286,000 for the year ended January 31, 2003, and an increase to deficit and increase to contributed surplus of $798,000 as at January 31, 2004. There was no effect on retained earnings at February 1, 2002.

Asset retirement obligations

Effective February 1, 2004, the Company adopted CICA Handbook Section 3110, “Asset Retirement Obligations”.  The new standard establishes the requirement for the recognition, measurement and disclosure of the legal and contractual obligations for the retirement of long-lived assets.  The standard requires that the fair value of the liabilities related to the asset retirement be recognized in the period in which they are incurred.  The liability is accreted over time through periodic changes to income.  In addition, the asset retirement cost is capitalized as part of the carrying value of the related long-lived assets and depreciated over the asset’s useful life.  The adoption of this standard had no financial impact on the Company.

3. CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of the following:

As at January 31, 2005 2004
$ $

Cash 5,222 6,689
Bankers' acceptances 4,295 2,597
9,517 9,286

The bankers' acceptances for 2005 bear interest at a  rate of approximately 2.5% [2004 - 2.6%] with expiry dates extending up to one month from January 31, 2005 [2004 - one month from January 31, 2004].

4. SHORT-TERM INVESTMENTS

Short-term investments consist of the following:

As at January 31, 2005 2004
$ $

Commercial paper 47,919 32,720

Short-term investments consist of commercial paper bearing interest at a rate of approximately 2.3% [2004 – 2.5%] and maturity dates of up to two months from January 31, 2005 [2004 - one month from January 31, 2004].

5. CAPITAL ASSETS

Capital assets consist of the following:

As at January 31, 2005 Net
Accumulated book
Cost amortization value
$ $ $

Computer equipment and software 10,949 8,760 2,189
Furniture and equipment 2,353 1,612 741
Leasehold improvements 1,633 1,153 480
14,935 11,525 3,410

As at January 31, 2005 Net
Accumulated book
Cost amortization value
$ $ $

Computer equipment and software 10,271 7,793 2,478
Furniture and equipment 2,278 1,411 867
Leasehold improvements 1,533 1,023 500

14,072 10,227 3,845

Capital assets include assets under capital leases of approximately nil [accumulated amortization of nil] as at January 31, 2005 and $165,000 [accumulated amortization of $128,000] as at January 31, 2004.

6. INVESTMENT

The investment is as follows:

As at January 31, 2005 2004
$ $

Idion Technology Holdings Limited — 12,185

On May 18, 2004 the Company was successful in selling its investment in Idion for net proceeds of $19,894,000, resulting in a gain of $7,611,000.

7. INTANGIBLES

Intangibles consist of the following:

As at January 31, 2005 Net
Accumulated book
Cost amortization value
$ $ $

Acquired technology 8,607 7,247 1,360
Customer lists and trademarks 6,377 4,835 1,542
Deferred compensation 307 307 —
15,291 12,389 2,902

As at January 31, 2004 Net
Accumulated book
Cost amortization value
$ $ $

Acquired technology 8,607 5,564 3,043
Customer lists and trademarks 6,377 3,567 2,810
Deferred compensation 307 307 —
15,291 9,438 5,853

8. GOODWILL

Goodwill consists of the following:

As at January 31, 2005 2004
$ $

Opening balance 5,175 3,118
Additions [note 18] — 2,057
5,175 5,175

At November 1, 2004, the Company performed its annual impairment test of goodwill.  Based on the results of step one of the annual impairment test, the Company determined that there was no potential impairment to goodwill at that date and, therefore, was not required to perform step two of the annual impairment test.

9. BANK CREDIT FACILITIES

At January 31, 2005 and 2004, the Company had available credit facilities of $3,000,000 bearing interest at the prime rate plus 0.5% and £150,000 [$350,000] bearing interest at the prime rate in the United Kingdom plus 3.0%.  Under a general security agreement and a source code escrow agreement, all of the Company's assets, including the source code for the Company's software, are pledged as collateral for these credit facilities.  As at January 31, 2005 and 2004, no amounts have been drawn against these facilities other than letters of credit of $170,000 [2004 - $181,000].

10. CAPITAL LEASE OBLIGATIONS

Future minimum annual lease payments with imputed interest rates ranging from 7.3% to 8.4% and expiry dates to June 21, 2004 are as follows:

As at January 31, 2005 2004
$ $

2005 — 36
— 36
Less amount representing imputed interest — (4)
— 32
Less current portion — (32)
— —

Included in investment income, net is interest expense relating to capital lease obligations of $4,000 [2004 - $8,000; 2003 - $13,000].

11. SHARE CAPITAL

[a]

Authorized and outstanding

The Company has authorized an unlimited number of common and preferred shares.  At January 31, 2005, the Company has 10,556,000 common and no preferred shares outstanding [2004 - 11,365,000 and nil, respectively].

[b] Shares purchased for cancellation

Under a normal course issuer bid [the "Bid"] effective September 21, 2003 the Company indicated its intention to purchase up to 565,623 of its outstanding common shares.  The Bid expired on September 20, 2004.  Under a new bid [the "New Bid"], effective September 21, 2004, the Company indicated its further intention to additionally purchase up to 549,470 of its outstanding common shares.  The New Bid expires on September 20, 2005.  During the year ended January 31, 2005, the Company purchased for cancellation 898,400 common shares [2004 - 317,500; 2003 - 163,600] for cash consideration of $9,223,000 [2004 - $3,987,000; 2003 - $1,557,000].  As a result, stated capital was reduced by $5,112,000 [2004 - $1,791,000; 2003 - $924,000] and deficit was increased by $4,111,000 [2004 - $2,196,000; 2003 - $633,000].

[c]

Earnings (loss) per share

The reconciliation of the denominator in calculating diluted per share amounts is as follows:

As at January 31, 2005 2004 2003
# # #

Weighted average number of shares outstanding, basic [000’s] 11,026 11,364 11,411
Effect of dilutive stock options [000’s] 166 276 —
Weighted average number of shares
outstanding, diluted [000’s] 11,192 11,640 11,411

[d]

Share purchase plan

Under a share purchase plan the Company issued nil shares [2004 - nil; 2003 - nil] for consideration of nil [2004 - nil; 2003 - nil].

12. STOCK-BASED COMPENSATION PLANS

At January 31, 2005, the Company has two stock-based compensation plans for the purpose of providing shares to directors, officers and employees.  The first plan was established on December 12, 1996.  Options under this plan generally vest over four years from the date of grant and expire five years from the date of grant.  The second plan was established on June 14, 2000 with similar attributes.  The number of common shares reserved for issuance under the first and second plans are 1,208,000 and 793,000, respectively.

A summary of the status of the Company's stock-based compensation plans as at January 31, 2005, 2004 and 2003 and changes during the years then ended is presented below:

	2005		2004		2003
		Weighted		Weighted		Weighted
		average		average		average
		exercise		exercise		exercise
	Options	price	Options	price	Options	price
	#	$	#	$	#	$

Outstanding,
beginning of year	1,231,234	12.71	1,118,496	11.32	1,267,661	10.89
Granted	140,000	10.43	438,985	13.62	273,792	10.98
Exercised	(89,414)	9.00	(221,310)	8.04	(152,715)	5.38
Expired	(425,682)	13.57	(104,937)	11.55	(270,242)	12.33
Outstanding,
end of year	856,138	12.29	1,231,234	12.71	1,118,496	11.32

Options exercisable,
End of year	510,149		594,153		506,400

	Options outstanding			Options exercisable
		Weighted
	Outstanding	average	Weighted	Vested and	Weighted
	at	remaining	average	exercisable at	average
Range of exercise	January 31,	contractual	exercise	January 31,	exercise
prices	2005	life	price	2005	price
$	#	[years]	$	#	$

5.63 - 8.45	216,188	3.3	7.13	118,143	6.61
8.46 - 12.68	329,345	2.3	10.99	183,051	11.04
12.69 - 19.02	246,930	2.2	16.13	145,280	16.18
19.03 - 27.97	63,675	0.7	21.66	63,675	21.66
5.63 - 27.97	856,138	2.4	12.29	510,149	12.80

The Company utilizes the Black-Scholes option valuation model to estimate the fair value of options granted based on the following assumptions:

Years ended January 31, 2005 2004 2003

Risk-free interest rate 3.3% 3.3% 4.3%
Expected dividend yield 0% 0% 0%
Expected volatility 0.469 0.453 0.742
Expected option life [years] 2.0 2.1 2.2
Weighted average fair values of options granted $2.89 $3.96 $4.92

The Black-Scholes option valuation model used by the Company to determine fair values was developed for use in estimating the fair value of freely traded options that are fully transferable and have no vesting restrictions.  This model requires the use of highly subjective assumptions, including future stock price volatility and expected time until exercise.  Because the Company's outstanding stock options have characteristics that are significantly different from those of traded options, and because changes in any of these assumptions can materially affect the fair value estimate, in management's opinion, the existing models may not provide a reliable single measure of the fair value of its stock options.

13. GOVERNMENT ASSISTANCE

The Company applies for investment tax credits from both the Canadian federal and provincial tax authorities relating to amounts expended on scientific research and development.  During the year, $141,000 [2004 - $806,000; 2003 - $590,000] in investment tax credits were applied to reduce operating expenses.  The amount of investment tax credits recorded represents management's best estimate based on its interpretation of current legislation.  However, the Canada Revenue Agency has not yet assessed all the federal claims and, therefore, the amount ultimately received could be materially different than the amount recorded.

14. INCOME TAXES

Significant components of the Company's future tax assets and liabilities are as follows:

As at January 31, 2005 2004
$ $

FUTURE TAX ASSETS
Current
Deferred revenue 2,909 2,451
Other 95 89
3,004 2,540
Less valuation allowance — —
3,004 2,540

FUTURE TAX ASSETS
Long-term
Tax benefit of loss carryforwards and tax credits 2,626 2,480
Book depreciation in excess of tax depreciation 704 —
Share issue costs — 155
3,330 2,635
Less valuation allowance (2,568) (2,387)
762 248

FUTURE TAX LIABILITIES
Long-term
Tax depreciation in excess of book depreciation (609) (809)
Scientific research investment tax credits (256) (513)
Other — (2)
(865) (1,324)
(103) (1,076)

Of the above valuation allowances recorded as at January 31, 2005, $1,102,000 [2004 - $1,150,000] are attributable to future tax assets for which any subsequently recognized tax benefits will be allocated to reduce goodwill related to the acquisition of PointBase, Inc..

The following table reconciles the income tax expense computed at the rates specified in Canadian tax statutes to the reported income tax expense:

Years ended January 31, 2005 2004 2003
$ $ $

Income tax expense (recovery) at combined Canadian federal and provincial income tax rate of 36.1% [2004 - 36.6%; 2003 - 38.6%] 2,684 2,914 (2)
Effect of foreign tax rate differences (80) (183) (141)
Foreign tax losses not tax benefited 211 150 137
Manufacturing and processing profits deduction (21) (81) (283)
Items not deductible for income tax purposes 306 227 377
Ontario research and development incentives (20) — —
Non-taxable portion of gain on sale of investment (1,374) — —
Non-deductible loss from investment in PointBase, Inc. — — 2,578
Benefit of foreign tax losses not previously recognized — — (282)
Effect of rate changes on future income taxes — (11) (315)
Other (65) (228) 365
Income tax expense 1,641 2,788 2,434

Significant components of the provision for income taxes are as follows:

Years ended January 31, 2005 2004 2003
$ $ $

Current tax expense 3,078 3,758 2,762
Future income tax benefit relating to origination and reversal of temporary differences (1,437) (959) (13)
Future income tax recovery resulting
from rate change — (11) (315)
Income tax expense 1,641 2,788 2,434

The Company has foreign non-capital loss carryforwards of approximately $3,749,000 which have no expiry date and $3,106,000 which expire over 20 years.  A valuation allowance has been recognized for all but $161,000 of the losses.

15. LEASE COMMITMENTS

The Company has entered into agreements to lease office facilities and equipment for which the future annual lease payments are approximately as follows:

$

2006 2,410
2007 1,281
2008 1,064
2009 975
2010 244

16. FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

Foreign currency risk

The Company is exposed to foreign currency risk from fluctuation in foreign currency rates.  Increases and decreases in foreign currency rates could impact the Company's net income (loss) for the year.

During the year ended January 31, 2005, the Company incurred a foreign exchange gain of $75,000 [2004 - loss of $85,000; 2003 - loss of $326,000].

Hedging activities

During the year, the Company entered into foreign currency forward contracts to sell U.S. dollars for Canadian dollars to hedge the future collection of its accounts receivable denominated in U.S. dollars.  At January 31, 2005, no U.S. dollar foreign currency forward contracts were outstanding. Subsequent to year end, U.S. $4,000,000 of foreign currency forward contracts were purchased at exchange rate of approximately 1.24, maturing within 60 days of the financial year end.  These contracts hedge substantially all of the Company's U.S. dollar based accounts receivable.  The Company does not enter foreign currency forward contracts for speculative purposes.

 During the year ended January 31, 2005, the Company incurred a foreign exchange gain from hedging activities of $285,000 [2004 - loss of $XX,XXX; 2003 – loss of $XX,XXX], which is included in the overall foreign exchange gain/loss disclosed above.

Current financial assets and liabilities

Due to the short period to maturity of these financial instruments, the carrying values as presented in the consolidated balance sheets are reasonable estimates of their fair values.

The Company’s short-term investments consist of commercial papers.  At January 31, 2005, the weighted average effective interest rate was 2.3% [2004 – 2.5%] .

Risk management

Short-term investments are placed exclusively with entities having ratings of at least R1-low by a recognized Canadian debt-rating agency.

Credit risk related to the Company's trade receivables is minimized due to its large customer base, geographical distribution and diversification of operations.

In addition to Canada and the United States, the Company also operates in the United Kingdom, Germany and other European countries and is therefore exposed to market risks related to foreign currency fluctuations between these currencies.

17. SEGMENTED INFORMATION

The Company operates in only one industry, that being the business of developing and marketing computer software products.  The Company has two reportable segments, North America, which includes the Company's Asia Pacific operations, and Europe, based on the geographic location of its operations.  The accounting policies followed by these segments are the same as those described in the summary of significant accounting policies.  The Company accounts for intersegment sales at fair value.

The Company's reportable segments are strategic business units.  They are managed separately because each reportable segment operates in different economic marketplaces and therefore, requires different investing and marketing strategies.  The Company evaluates segment performance based on income or loss from operations before investment income and income taxes.

The following table presents certain information with respect to the reportable segments described above:

Years ended January 31, 2005 2004 2003
$ $ $

REVENUE
North American customers 35,021 39,918 41,107
Intersegment 4,758 5,077 5,100
39,779 44,995 46,207
European customers 18,246 20,074 21,383
Elimination of intersegment revenue (4,758) (5,077) (5,100)
53,267 59,992 62,490

OPERATING INCOME (LOSS)
North America (2,149) 3,732 4,294
Europe 960 2,804 1,766
(1,189) 6,536 6,060

AMORTIZATION
North America 4,051 4,228 3,949
Europe 210 280 421
4,261 4,508 4,370

CAPITAL ASSET ADDITIONS
North America 811 1,100 1,696
Europe 64 90 163
875 1,190 1,859

As at January 31, 2005 2004
$ $

IDENTIFIABLE ASSETS
North America 64,138 66,184
Europe 11,328 9,011
75,466 75,195
Intangibles 2,902 5,853
Goodwill 5,175 5,175
83,543 86,223

GOODWILL
North America 2,532 2,532
Europe 2,643 2,643
5,175 5,175

Summaries of revenue, segmented according to the customers' country of residence, and of capital assets, intangibles and goodwill, segmented according to the country in which the assets are located, are as follows:

Years ended January 31, 2005 2004 2003
$ $ $

REVENUE
Canada 3,725 4,662 4,285
United States 28,403 31,918 33,498
United Kingdom 8,942 10,414 11,675
Germany 4,093 4,977 5,092
Other 8,104 8,021 7,940
53,267 59,992 62,490

As at January 31, 2005 2004
$ $

CAPITAL ASSETS, INTANGIBLES AND
GOODWILL
Canada 8,335 11,575
Germany 2,715 2,711
Other 437 587
11,487 14,873

18. PRIOR YEAR ACQUISITIONS

At January 31, 2003, the Company owned approximately 25% of the outstanding shares of PointBase, Inc. [“PointBase”], a developer and marketer of computer software products which has developed an embedded, scaleable relational database written completely in Java.  The investment was written off in the fiscal year ended January 31, 2003 when it became apparent that measures taken by the management of PointBase would not result in profitable or break-even operations in the near future.

In April 2003, the Company made an offer to acquire all of the issued and outstanding shares of PointBase.  PointBase determined not to proceed with the transaction and, as a result, PointBase agreed to pay the Company an amount of $279,000 [U.S. $200,000] as consideration for the cancellation of the offer, which is included in other income.  The Company ceased its efforts to purchase PointBase as conditions at the time did not warrant further discussions.

Pursuant to an agreement and plan of merger effective December 12, 2003, the Company acquired control of the remaining shares of PointBase for consideration of approximately U.S. $2,500,000. The acquisition has been accounted for under the purchase method of accounting.  Consequently, the results of operations of PointBase are included in these consolidated financial statements from that date forward.

The purchase transaction is summarized as follows:

$

Assets acquired
Cash 1,684
Other current assets 426
Capital assets 134
Intangibles 1,565
Goodwill 2,057
5,866
Current liabilities assumed (1,966)
Future tax liability (579)
Net assets acquired 3,321

Consideration
Cash 3,012
Amounts payable 309
3,321

Intangibles consist of $500,000 of acquired technology and $1,065,000 of customer lists and trademarks.

None of the goodwill acquired is deductible for tax purposes.

As part of the acquisition, the Company also acquired foreign non-capital loss carryforwards of approximately $2,979,000 which expire over 20 years but for which no value has been assigned. The valuation allowance recorded as of January 31, 2005 of $1,102,000 is attributable to future tax assets for which any subsequently recognized tax benefits will be allocated to reduce goodwill related to the acquisition of PointBase.

Under terms of the agreement and plan of merger, future payments of a portion of the funds received from an identified current customer of PointBase could have become due to the former shareholders of PointBase contingent upon the Company either securing additional revenue from or selling the business or a portion thereof to this customer.  The term during which the contingent consideration could have been earned expired in December 2004 with no additional payments becoming due.

On January 7, 2003, the Company acquired the technology and certain related assets of SmartSales Inc. [note 19], a developer of CRM solutions, in a cash transaction.  The Company acquired current assets valued at $15,000, capital assets valued at $22,000 and technology valued at $332,000 for cash consideration of $369,000.  The technology acquired was amortized over a term of one year.  The Company recorded $30,000 of additional expenses related to the acquisition during the year ended January 31, 2004, bringing the total value of the technology to $362,000 and cash consideration to $399,000.

Effective September 1, 2000, the Company acquired certain assets and liabilities of Constellar, a company engaged in the business of developing and marketing computer software products.  The acquisition has been accounted for under the purchase method of accounting.

As part of the purchase agreement, further cash payments of up to U.S. $3,000,000 were payable contingent on certain revenue targets being generated from the acquired technology during the three-year period ending August 31, 2003.  In November 2001, a payment of $724,000 was made in payment of contingent consideration of $856,000 for the period ended August 31, 2001 less a holdback of $132,000 related to assets purchased which were not realized.  The additional contingent payment has been added to the value of the technology acquired, bringing the total value of technology acquired to $12,382,000.  No payment of contingent consideration is due for the periods ended August 31, 2002 and August 31, 2003.

19. RELATED PARTY TRANSACTIONS

In the normal course of operations during the year ended January 31, 2003, the Company entered into several transactions with SmartSales Inc., a company with a common Chairman of the Board of Directors and significant shareholder.  The transactions consisted of rental income of $51,000.  These transactions were made at market prices under normal trade terms and conditions.  During fiscal 2003, SmartSales Inc. entered into receivership and the Company wrote off its rent receivable of $77,000.

20. RECONCILIATION OF CANADIAN GAAP TO U.S. GAAP

The consolidated financial statements of the Company have been prepared in accordance with Canadian GAAP which differ in certain material respects from U.S. GAAP.

The material differences as they apply to the Company's consolidated financial statements are as follows:

[a]

Balance sheet adjustments

As at January 31, 2005 2004
$ $

INVESTMENT
Balance under Canadian GAAP — 12,185
Unrealized gain on investment [i] — 7,742
Balance under U.S. GAAP — 19,927

GOODWILL
Balance under Canadian GAAP 5,175 5,175
Adjustment for recognition of tax loss carryforwards [ii] (128) (128)
Balance under U.S. GAAP 5,047 5,047

FUTURE TAX LIABILITIES
Balance under Canadian GAAP 103 1,076
Adjustment for future tax liability on unrealized gain [i] — 1,417
Balance under U.S. GAAP 103 2,493

DEFICIT
Balance under Canadian GAAP (4,300) (5,978)
Adjustment for stock-based compensation expense 1,208 798
Adjustment for recognition of tax loss carryforwards [ii] (128) (128)
Balance under U.S. GAAP (3,220) (5,308)

[i]

Under U.S. GAAP, investments classified as available for sale are carried at market value with unrealized gains or losses, net of tax, reflected as a component of other comprehensive income.  The Company's investment in Idion was classified as available for sale.

[ii]

Under U.S. GAAP, the realization of the benefit associated with utilizing tax losses which existed at the time of an acquisition but which were not recognized at that time is reflected as a reduction of goodwill relating to the acquisition in the period upon which the Company determines that such realization is more likely than not.  Under Canadian GAAP, prior to the adoption of the liability method in fiscal 2001, such benefit was recorded as a reduction of the income tax provision in the period of utilization.

[b]

The components of shareholders' equity under U.S. GAAP are as follows:

As at January 31, 2005 2004
$ $

Share capital 60,318 64,625
Accumulated other comprehensive income (loss) (498) 5,827
Deficit (3,220) (5,308)
Balance under U.S. GAAP 56,600 65,144

[c]

Reconciliation of net income (loss) under Canadian and U.S. GAAP:

Years ended January 31, 2005 2004 2003
$ $ $

Net income (loss) under Canadian GAAP 5,789 5,173 (2,439)
Stock-based compensation expense recorded
for Canadian GAAP purposes [i] 410 512 286
Impairment charge recorded for Canadian
GAAP purposes — — 4,595
Impairment charge recorded for U.S.
GAAP purposes [ii] — — (4,846)
Net income (loss) under U.S. GAAP 6,199 5,685 (2,404)
Unrealized gain (loss) on investments (6,325) 2,509 3,946
Comprehensive income (loss) under
U.S. GAAP (126) 8,194 1,542

Net income (loss) per share under U.S. GAAP
Basic 0.56 0.50 (0.21)
Diluted 0.55 0.49 (0.21)

[i]

Effective February 1, 2004, the Company retroactively adopted the changes the CICA made to Section 3870, "Stock-Based Compensation and Other Stock-Based Payments", which requires equity instruments awarded to employees to be measured and expensed using the fair value method.  The main impact for the Company was to record compensation expense relating to the award of stock options to employees. Under U.S. GAAP, the Company is not required to record this compensation expense [note 2].

[ii]

Included in the equity loss recorded for U.S. GAAP purposes is an amount for acquired in-process research and development.  Under U.S. GAAP, specifically Statement of Financial Accounting Standard ["SFAS"] No. 2, "Accounting for Research and Development Costs", acquired in-process research and development having no alternative future use must be written off at the time of acquisition.  The adjustment represents the value of the acquired in-process research and development capitalized under Canadian GAAP.

[d]

Other disclosures required under U.S. GAAP

Under U.S. GAAP, the Company measures compensation costs related to stock options granted to employees using the intrinsic value method as prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees", as permitted by SFAS No. 123, "Accounting for Stock-Based Compensation".  However, SFAS No. 123 does require the disclosure of pro forma net income (loss) and earnings (loss) per share information as if the Company had accounted for its employee stock options under the fair value method prescribed by SFAS No. 123:

Years ended January 31, 2005 2004 2003
$ $ $

Net income (loss) for the year under U.S. GAAP 6,199 5,685 (2,404)
Stock-based compensation expense (519) (775) (826)
Pro forma net income (loss) for the year 5,680 4,910 (3,230)

Pro forma basic earnings (loss) per share 0.52 0.43 (0.28)
Pro forma diluted earnings (loss) per share 0.51 0.42 (0.28)

The Company has utilized the Black-Scholes option valuation model to estimate the fair value of options granted based on the following assumptions:

Years ended January 31, 2005 2004 2003

Risk-free interest rate 3.3% 3.3% 4.3%
Expected dividend yield 0% 0% 0%
Expected volatility 0.469 0.453 0.742
Expected option life [years] 2.0 2.1 2.2
Weighted average fair values of options granted $2.89 $3.96 $4.92

[e]

Recent accounting developments

As permitted by Statement 123 “Accounting for Stock-Based Compensation”, the Company currently accounts for share-based payments to employees using APB 25’s intrinsic value method and, as such, generally recognizes no compensation cost for employee options under U.S. GAAP.  In December 2004, an amended Statement 123 “Share-Based Payment” [“Statement 123(R)”) was issued, which requires all share-based payments to employees to be recognized in the income statement based on their fair value.

The Company expects to adopt Statement 123(R) for U.S. GAAP purposes on August 1, 2005.  While Statement 123(R) requires, on a prospective basis, the recognition of compensation cost for all employee awards that are outstanding and unvested on the effective date, the Company is permotted to choose whether it restates prior periods.  The Company is currently reviewing theses alternatives and has not yet determined the methodology for implementation.

The impact of adoption of Statement 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future, however, the Company had the Company adopted Statement 123(R) in prior periods, the impact would have approximated the impact of Statement 123 as described in the disclosure of profoma net income (loss) and earnings (loss) per share in note 20 [d] to the consolidated financial statements.

The Financial Accounting Standards Board issued Interpretation No. 46, “Consolidation of Variable Interest Entities” [“Interpretation 46”] in December 2003.  Similar to AcG-15 in Canadian GAAP, Interpretation 46 provides criteria and guidelines to determine whether an entity is a variable interest entity to the Company for consolidation purposes.  The Company has reviewed its policies and determined that there is no impact on the consolidated financial statements as a result of the Company adopting these pronouncements.

In November 2001, the CICA approved Accounting Guideline No. 13, "Hedging Relationships", an accounting guideline establishing conditions which must be satisfied in order to apply hedge accounting.  The Company adopted these guidelines effective February 1, 2004.  There was no impact to the Company upon adoption of this guideline.

21. SUBSEQUENT EVENT

On February 8, 2005, the Company announced a substantial issuer bid [the “bid”] under which it indicated its intention to purchase for cancellation up to 2,000,000 of its common shares at a price of not less than $8.50 and not more than $10.00 per common share.  The bid was made by way of a Dutch auction tender, which provided shareholders with the opportunity to specify the price at which they were willing to sell their common shares.  The actual purchase price of $10.00 per common share, which was announced on March 22, 2005, was determined through an auction mechanism and was the lowest price within the price range at which the Company could purchase 2,000,000 of its common shares.  After making the necessary adjustments to avoid creating odd lots from the bid, the actual number of shares purchased for cancellation was 2,002,039.  All common shares tendered at or below $10.00 (subject to prorating and disregarding fractions and odd lots) were purchased at $10.00 and immediately cancelled.  The total purchase price including the costs associated with the offer was approximately $20,620,000, and will be accounted for as a reduction in share capital of $11,432,000 and an increase in deficit of $9,188,000.